Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE
For Release:	Immediate
Contact:	William E. Hitselberger (610) 397-5298

PMA Capital Expects to Report Improved Operating Results from Ongoing Operations, Charge for Anticipated Sale of Run-off Operations

Blue Bell, PA, February 12,  2008 – PMA Capital Corporation (NASDAQ: PMACA) today announced that it intends to release its fourth quarter and year end 2007 financial results on Thursday, February 21, 2008, after the market closes.  The Company expects to report the following results:

	Three months ended		Year ended
	December 31,		December 31,
(diluted per share amounts, except book value)	2007	2006	2007	2006
Operating income	$0.09	$0.02	$0.45	$0.14
Realized gains after tax	0.01	0.01	0.01	0.02
Income from continuing operations	0.10	0.03	0.46	0.16
Income (loss) from discontinued operations after tax	(1.28)	-	(1.78)	(0.04)
Net income (loss)	$(1.18)	$0.03	$(1.32)	$0.12

Book value per share, end of period			$11.92	$12.83

As the Company previously announced, it has been actively pursuing the sale of its Run-off Operations.  The Company has entered into a non-binding letter of intent with a third party and expects to execute a definitive sales agreement in the first quarter of 2008; the transfer of ownership will be subject to regulatory approval.  Because of the expected divestiture, the Company has determined that these operations should be reflected as discontinued operations.  As such, the Company expects to record an after-tax impairment loss of $40.0 million, or $1.26 per share, in the fourth quarter of 2007, as the book value of its Run-off Operations was greater than the net proceeds it expects to receive in a sale.

The components of the impairment loss were as follows:

(in millions)
Estimated sales proceeds		$10.0
Less:	Book value of Run-off Operations	(71.0)
	Estimated transaction costs	(0.5)
Add:	Income tax benefit	21.5
Impairment loss, net of tax		$(40.0)

The Company reviewed its consolidated investment portfolios in light of recent changing market conditions and determined that no write-offs were necessary for its sub-prime or credit enhanced securities.  At December 31, 2007, the investment portfolio of the Company’s Continuing Operations had a fair value of $807 million.  Of the $807 million, $22 million, or 3%, were residential mortgage-backed securities whose underlying collateral was either a sub-prime or alternative A mortgage.  The portfolio also held securities with a fair value of $23 million, or 3%, whose credit ratings were enhanced by various financial guaranty insurers.  Of the credit enhanced securities, $18 million were asset-backed securities whose underlying collateral had an imputed internal rating of “A”.  None of these securities were wrapped ABS CDO exposures.

At the time the Company releases its results, a copy of its earnings release and quarterly statistical supplement will be available on the Company’s website at www.pmacapital.com in the Investor Information section (choose Current Investor Information).  Click on News Releases to access the release; from Current Investor Information, you can click on Financial Reports to access the quarterly statistical supplement.

Management will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, February 22nd to review the Company's financial results in detail.

To listen to the conference call, please dial 888-679-8033 (domestic) or 617-213-4846 (international) approximately five minutes before start time and use passcode 44681894.  You may pre-register for the conference call using the following link:
https://www.theconferencingservice.com/prereg/key.process?key=PVVMKUX3T

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least 15 minutes prior to the call start time.

To access the webcast, enter the Investor Information section (choose Current Investor Information).  Click on News Releases to find this announcement and then click on the microphone next to this release.  Please allow approximately 15 minutes prior to the call to visit the site and download the necessary software to listen to the webcast.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

A replay of the conference call will be available through Friday, March 21st by dialing 888-286-8010 (domestic) or 617-801-6888 (international) using passcode 86606624.

Operating income, which the Company defines as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains (losses) and results from discontinued operations, is the financial performance measure used by its management and Board of Directors to evaluate and assess the results of its businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income (loss) as the GAAP measure of the Company’s consolidated results of operations.

This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These forward looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the current operating plans of the Company.  Although the Company’s management believes that its expectations are reasonable, there can be no assurance that actual results will not differ materially from such expectations.  Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the Company’s ability to negotiate a definitive sales agreement with a third party and obtain regulatory approval in a reasonable period of time in order to transfer ownership of its Run-off Operations, and changes in developments or trends in business and the markets in which the Company operates.  Accordingly, you should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and the Company does not intend to update the forward-looking statements in this press release.

PMA Capital Corporation, headquartered in Blue Bell, Pennsylvania, is a holding company whose operating subsidiaries provide insurance and fee-based services.  Insurance products include workers’ compensation and other commercial property and casualty lines of insurance, primarily in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.  Fee-based services include third party administrator, managing general agent and program administrator services.

For additional information, visit www.pmacapital.com.